Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Dixie Group, Inc. 2016 Incentive Compensation Plan of our report dated March 12, 2014, (except for Note 21, as it relates to the year ended December 28, 2013, as to which the date is March 12, 2015) with respect to the consolidated financial statements and schedule of The Dixie Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 26, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 5, 2016